EXHIBIT 10.21

AMENDMENT OF LEASE

THIS AMENDMENT OF LEASE (this “Amendment”), made as of the 19 day of December, 2018, by and between NINETY PARK PROPERTY LLC, a New York limited liability company, having an office c/o Vornado Office Management LLC, 888 Seventh Avenue, New York, New York 10019 (“Landlord”), and UIPATH, INC., a Delaware corporation, having an office at 90 Park Avenue, New York, New York 10016 (“Tenant”).

W I T N E S S E T H:

WHEREAS, by Lease, dated as of March 30, 2018 (the “Lease”), between Landlord and Tenant, Landlord leased to Tenant and Tenant leased from Landlord, the entire twentieth (20th) floor (the “Premises”) of the building located at 90 Park Avenue, New York, New York (the “Building”); and

WHEREAS, Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, the entire forty-first (41st) floor of the Building as more particularly shown on Exhibit “A” attached hereto and made a part hereof (the “41st Floor Premises”) and otherwise to modify the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their legal representatives, successors and assigns, hereby agree as follows:

1. Definitions. All capitalized terms used herein shall have the meanings ascribed to them in the Lease, unless otherwise defined herein.

2. Expansion of Premises. From and after the date on which Landlord’s 41st Floor Work (as hereinafter defined) is Substantially Complete (the “4lst Floor Effective Date”),

Landlord leases to Tenant, and Tenant hires from Landlord, the 41st Floor Premises upon all of the same terms, covenants and conditions set forth in the Lease, except as modified and amended herein. Accordingly, from and after the 41st Floor Effective Date, the Premises shall be deemed to mean the Premises (as hereinabove defined) and the 41st Floor Premises for all purposes of the Lease.

3. Modification of Lease: 41st Floor Premises. With respect to the 41st Floor Premises only, from and after the 41st Floor Effective Date, the Lease is modified and amended as follows:

(A) The Fixed Rent shall be an amount equal to Eight Hundred Fifty-Five Thousand Nine Hundred Sixty Dollars and No Cents ($855,960.00) per annum, for the period commencing on the 41st Floor Effective Date and ending on the Fixed Expiration Date ($71,330.00 per month), payable in advance in equal monthly installments at the times and in the manner provided in the Lease.

(B) The term “Base Operating Expense Year” (as such term is defined in Section 2.1(B) of the Lease) shall mean the 2019 calendar year.

(C) The term “Tenant’s Operating Expense Share” (as such term is defined in Section 2.1(G) of the Lease) shall mean Eight Thousand Nine Hundred Twenty-Four Ten Thousandths Percent (.8924%), as the same may be increased or decreases pursuant to the terms of the Lease, as amended hereby.

(D) The term “Base Tax Year” (as such term is defined in Section 2.5(C) of the Lease) shall mean the fiscal year commencing on July 1, 2019 and ending on June 30, 2020.

(E) The term “Tenant’s Tax Share” (as such term is defined in Section 2.5(I) of the Lease) shall mean Eight Thousand Two Hundred Thirty-Five Ten Thousandths Percent (.8235%), as the same may be increased or decreased pursuant to the terms of the Lease.

(F) The Rentable Area of the 41st Floor Premises shall be deemed to be eight thousand one hundred fifty-two (8,152) square feet, as of the date hereof.

4. Modification of Lease: With respect to the entire Premises, from and after the date hereof, the Lease is modified and amended as follows:

(A) The term “Minimum Demise Requirement” (as such term is defined in Section 1.6(K) of the Lease) shall mean with respect to the 21st Floor Option Space (as hereinafter defined) only, twenty-one thousand three hundred fifty-two (21,352) square feet of Rentable Area.

(B) The following shall be added to the Lease as a new Section 1.7:

“Section 1.7 Termination Right. (A) Subject to the terms of this Section 1.7, Landlord shall have the right to terminate this Lease with respect to only the 41st Floor Premises (as such term is defined in that certain Amendment of Lease, dated as of December ___, 2018 (the “Amendment”) between Landlord and Tenant) effective April 30, 2023 (such date being referred to herein as “Landlord’s Termination Date” only in the event that the tenant under the lease, between Landlord and Foley and Lardner (as of the date of the Amendment) shall lease the 41st Floor Premises pursuant to the option set forth in such lease or otherwise). Landlord shall have the right to terminate this Lease, with respect to the 41st Floor Premises only, as provided in this Section 1.7 effective as of Landlord’s Termination Date only by giving notice thereof to Tenant not later than May 1, 2022. If Landlord exercises Landlord’s right to terminate this Lease, with respect to the 41st Floor Premises only, as of Landlord’s Termination Date as provided in this Section 1.7, then Tenant, on Landlord’s Termination Date, shall vacate the 41st Floor Premises and surrender the 41st Floor Premises to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term.

(B) Subject to the terms of this Section 1.7, in the event that Landlord shall terminate this Lease with respect to the 41st Floor Premises in accordance with Section 1.7(A) hereof, Tenant shall have the right to terminate this Lease during the Term effective as of Landlord’s Termination Date. Tenant shall have the right to terminate this Lease as provided in this Section 1.7(B) effective as of Landlord’s Termination Date only by giving notice thereof to Landlord not later than May 15, 2022 (as to which date time shall be of the essence). Tenant’s termination right shall be ineffective if, on Landlord’s Termination Date or on the date of Tenant’s notice, Tenant is not the Person that executed and delivered this Lease initially or an Event of Default has occurred and is continuing. If Tenant exercises Tenant’s right to terminate this Lease as of Landlord’s Termination Date as provided in this Section 1.7, then Tenant, on Landlord’s Termination Date, shall vacate the Premises and surrender the Premises to Landlord in accordance with the terms of this Lease that govern Tenant’s obligations upon the expiration or earlier termination of the Term.”

(C) The term “21st Floor Option Space” shall mean the portion of the leasable space in the Building that is located on the 21st floor of the Building, as shown on Exhibit “B” attached hereto and made a part hereof.

(D) The term “Option Space” (as defined in Section 18.1(B) of the Lease) is modified and amended to include the 21st Floor Option Space and the terms of Article 18 shall be applicable with respect to the 21st Floor Option Space, except that (i) clause (y) of Section 18.4(B) of the Lease shall not be applicable with respect to the 21st Floor Option Space to the effect that the Option shall not be subject to the first transaction that Landlord consummates from and after the date hereof and (ii) the reference to the “date hereof” in Section 18.4(E) of the Lease shall mean the date of this Amendment.

(E) Section 24.1 of the Lease is modified and amended to delete the amount “Five Hundred Twenty-Eight Thousand Dollars ($528,000.00)” and to insert the amount “Nine Hundred Fifty-Five Thousand Nine Hundred Eighty Dollars ($955,980.00)” in lieu thereof to the effect that the amount of the Letter of Credit shall be increased by Four Hundred Twenty-Seven Thousand Nine Hundred Eighty Dollars ($427,980.00). Simultaneously with Tenant’s execution hereof, Tenant shall deliver to Landlord an amendment to the Letter of Credit increasing the amount hereof by Four Hundred Twenty-Seven Thousand Nine Hundred Eighty Dollars ($427,980.00).

5. Condition of 41st Floor Premises. Tenant represents that it has made a thorough inspection of the 41st Floor Premises and agrees to take the same “as is” in the condition existing on the 41st Floor Effective Date subject to Paragraph 6 hereof and that, notwithstanding anything to the contrary contained in the Lease, as amended hereby, Landlord shall have no obligation perform any work, alter, improve, decorate, or otherwise prepare the 41st Floor Premises for Tenant’s occupancy other than Landlord’s 41st Floor Work. Landlord’s 41st Floor Work.

6. Landlord’s 41st Floor Work. (A) Landlord shall, at Landlord’s expense, but subject to the terms hereof, perform the work necessary to create a physical connection between the Premises and the 41st Floor Premises (such work, “Landlord’s 41st Floor Work”) in accordance with the Final Plans which shall be prepared by Fogarty Finger (“Architect”) and based upon that certain drawing identified as drawing no. SK-181211, prepared by Architect and dated December 18, 2018 (the “Preliminary Space Plan”), a copy of which is attached hereto as Exhibit “C” and made a part hereof. Notwithstanding anything to the contrary contained herein, Landlord shall not be obligated to install any supplemental air conditioning system, furniture or built-ins or telecommunication wiring or equipment even if same are shown on the Preliminary Space Plan, Tenant’s Initial Plans, or the Final Plans (as such terms are hereinafter defined).

(B) Tenant shall deliver or cause Architect to deliver to Landlord on or prior to January 15, 2019 (the “Plan Deadline”) in the manner set forth in Paragraph 6(D) hereof, six (6) copies of the plans based on the Preliminary Space Plan (“Tenant’s Initial Plans”), which shall be (x) one hundred percent (100%) complete and ready to bid and build, (y) stamped and approved by Architect, and (z) in format containing sufficient detail (i) for Landlord and Landlord’s consultants to reasonably assess the proposed work to prepare the Premises for Tenant’s initial occupancy, (ii) to permit Landlord to make all necessary filings with Governmental Authorities to obtain the required permits, approvals and certificates to allow Landlord to commence Landlord’s 41st Floor Work (the requirements set forth in clauses (x)-(z) hereof, the “Plan Requirements”).

(C) Tenant shall revise or cause Architect to revise Tenant’s Initial Plans if and to the extent that Landlord objects or comments thereto and deliver to Landlord in the manner set forth in Paragraph 6(D) hereof, six (6) copies of Tenant’s Initial Plans, as so revised, which revised plans shall (i) address all of Landlord’s objections and comments to Landlord’s reasonable satisfaction and (ii) satisfy all of the Plan Requirements (the Tenant’s Initial Plans either (x) revised as aforesaid, or (y) if Landlord shall not object or comment thereto, as applicable, shall constitute the “Final Plans”). Tenant shall deliver or cause Architect to deliver the Final Plans to Landlord on or prior to the earlier to occur of (x) the date which is five (5) days following the date that Landlord gives Tenant Landlord’s objections and/or comments, if any, to Tenant’s Initial Plans and (y) January 31, 2019 (such earlier date, the “Revision Deadline”).

(D) Notwithstanding anything to the contrary set forth in this Lease, Tenant shall (I) deliver or cause Architect to deliver (x) five (5) copies of Tenant’s Initial Plans and the Final Plans to Landlord at the Building, Attention: Property Manager and (y) one (1) copy of Tenant’s Initial Plans and the Final Plans to Landlord, c/o Vornado Office Management LLC, 888 Seventh Avenue, 44th Floor, New York, New York 10019, Attention: Carlos Lopez and (II) cause Tenant’s Initial Plans and the Final Plans to be clearly labeled in large, capitalized font on the exterior thereof “TENANT’S PLANS ENCLOSED- TIME SENSITIVE”.

(E) Landlord shall perform Landlord’s 41st Floor Work in a good and workmanlike manner. Landlord shall perform Landlord’s 41st Floor Work in accordance with all applicable Requirements, including, without limitation, obtaining all Building Department permits.

(F) Subject to the terms of this Paragraph 6(F), Tenant shall pay to Landlord an amount equal to the excess, if any, of (I) the Work Cost, over (II) One Hundred Twenty-Two Thousand Two Hundred Eighty Dollars ($122,280.00) (such amount, “Landlord’s Contribution”, the amount of any such excess being referred to herein as “Tenant’s Work Cost”). The term “Work Cost” shall mean the sum of (x) the “hard” costs that Landlord incurs in performing Landlord’s 41st Floor Work and (y) the “soft” costs that Landlord incurs in performing Landlord’s 41st Floor Work, such as architects’ and engineers’ fees, permit costs, and filing fees, and the cost of electricity consumed at the 41st Floor Premises during the performance of Landlord’s 41st Floor Work; provided that in no event shall Tenant be entitled to use more than twenty percent (20%) of Landlord’s Contribution towards such “soft” costs.

(G) Landlord shall submit to at least three (3) reputable construction companies as reasonably designated by Landlord, with reasonable promptness after the date Landlord receives the Final Plans, a bid package that describes Landlord’s 41st Floor Work. Landlord shall use Landlord’s diligent efforts to obtain from each of such construction companies a bona fide bid to perform Landlord’s 41st Floor Work. Landlord shall have the right to request that the construction companies submit alternative bids, assuming, for example, that (a) the construction company acts as a general contractor for a fixed price, (b) the construction company acts as a construction manager for a construction management fee (without providing a guaranteed maximum price), and (c) the construction company acts as a construction manager for a construction management fee and provides a guaranteed maximum price. Landlord shall advise Tenant of Landlord’s receipt of the bids from the aforesaid construction companies. Tenant shall have three (3) days to review such bids and modify the Final Plans or any items described therein in an attempt to lower the amount of such bids. Following such three (3) day period, Landlord shall have the right to let the construction contract to the lowest responsible bidder (with the understanding that Landlord shall have the right to exercise Landlord’s reasonable business judgment in selecting the form of contractual arrangement for the construction contract) (the aforesaid construction contract that Landlord lets for Landlord’s 41st Floor Work being referred to herein as the “Construction Contract”).

(H) Landlord shall have the right to give to Tenant, after Landlord lets the Construction Contract, a notice of Landlord’s reasonable estimate of the Work Cost and the Tenant’s Work Cost that derives therefrom (such notice being referred to herein as the “Work Estimate Notice”). Tenant shall pay to Landlord, within five (5) days after the date that Landlord gives such notice to Tenant, an amount equal to Tenant’s Work Cost as reflected in the Work Estimate Notice (any such payment that Tenant makes to Landlord being referred to herein as the “Original Work Estimate Payment”). In the event that Landlord’s reasonable estimate of the Work Cost increases during Landlord’s performance of Landlord’s 41st Floor Work, Landlord shall have the right, from time to time, to give to Tenant a revised notice of Landlord’s reasonable estimate of the Work Cost and the Tenant’s Work Cost that derives therefrom (any such notice being referred to herein as the “Revised Work Estimate Notice”). Tenant shall pay to Landlord, within five (5) days after the date that Landlord gives a Revised Work Estimate Notice to Tenant, an amount equal to the difference between (x) the Tenant’s Work Cost as reflected in the Revised Work Estimate Notice and (y) the amount of the Original Work Estimate Payment plus the amount(s) of any other Increased Work Estimate Payments that Tenant has theretofore paid to Landlord and which Landlord has received (any such payment that Tenant makes to Landlord pursuant to a Revised Work Estimate Notice being referred to herein as an “Increased Work Estimate Payment”; the Original Work Estimate Payment, together with any Increased Work Estimate Payment(s), if any, the “Work Estimate Payment”). Landlord shall give to Tenant, within thirty (30) days after the date that Landlord obtains certificates of final approval from the Governmental Authority in connection with Landlord’s 41st Floor Work, a notice that sets forth the Work Cost therefor and the Tenant’s Work Cost that derives therefrom (such notice being referred to herein as the “Final Cost Notice”). Landlord shall have the right to cease performance of Landlord’s 41st Floor Work if Tenant fails to make any of the aforesaid payments within the time periods set forth herein. Tenant shall pay to Landlord, within five days after the date that Landlord gives the Final Cost Notice to Tenant, an amount equal to the excess (if any) of (I) Tenant’s Work Cost, as reflected in the Final Cost Notice, over (II) the Work Estimate Payment (if any). Landlord shall pay to Tenant, within thirty (30) days after the date that Landlord gives the Final Cost Notice to Tenant, an amount equal to the excess (if any) (I) the Work Estimate Payment, over (II) Tenant’s Work Cost as reflected in the Final Cost Notice.

(I) Landlord shall have the right to delegate Landlord’s obligations to perform all or any portion of Landlord’s 41st Floor Work to an Affiliate of Landlord (it being understood, however, that Landlord’s delegating such obligations to an Affiliate of Landlord shall not diminish Landlord’s liability for the performance of Landlord’s 41st Floor Work in accordance with the terms of this Paragraph 8. Landlord shall also have the right to assign to such Affiliate of Landlord the rights of Landlord hereunder to receive from Tenant the payments for the performance of the portions of Landlord’s 41st Floor Work pursuant to Paragraph 6(H) hereof (it being understood that if (i) Landlord so assigns such rights to such Affiliate of Landlord, and (ii) Landlord gives Tenant notice thereof, then Tenant shall pay directly to such Affiliate any such amounts otherwise due and payable to Landlord hereunder). Landlord shall not be required to maintain or repair during the Term any items of Landlord’s 41st Floor Work except as otherwise expressly provided in this Lease, it being agreed that Landlord shall make available to Tenant all guaranties or warranties received by Landlord in connection with Landlord’s 41st Floor Work to the extent such guaranties and warranties shall not be rendered invalid thereby.

(J) Tenant shall provide Landlord with access to the Premises to enable Landlord to perform Landlord’s 41st Floor Work and Tenant shall move and protect Tenant’s Property and personnel to provide Landlord with the area required by Landlord to perform same.

(K) The following terms shall have the following meanings as used herein:

(A) The term “Long Lead Work” shall mean any item which is not a stock item and must be specially manufactured, fabricated or installed or is of such an unusual, delicate or fragile nature that there is a substantial risk that (i) there will be a delay in its manufacture, fabrication, delivery or installation, or (ii) after delivery of such item the same will need to be reshipped or redelivered or repaired so that, in Landlord’s reasonable judgment, the item in question cannot be completed when the standard items are completed even though the items of Long Lead Work in question are (1) ordered together with the other items required and (2) installed or performed (after the manufacture or fabrication thereof) in order and sequence that such Long Lead Work and other items are normally installed or performed in accordance with good construction practice. In addition, Long Lead Work shall include any standard item, which in accordance with good construction practice should be completed after the completion of any item of work in the nature of the items described in the immediately preceding sentence.

(ii) “Tenant Work Delays” shall mean Tenant’s acts or omissions (including, without limitation, (w) changes or change orders to plans or finishes, (x) the failure to deliver or cause Architect to deliver Tenant’s Initial Plans to Landlord on or prior to the Plan Deadline, and/or the failure to deliver or cause Architect to deliver the Final Plans to Landlord on or prior to the Revision Deadline, in either case in compliance with the Plan Requirements and in accordance with the provisions of Paragraph 6(D) hereof, (y) delays or failures to notify or respond to requests of Landlord and/or (z) the failure to make any of the payments required by Paragraph 6(H) hereof within the time periods specified therein) that delay Landlord in the performance of Landlord’s 41st Floor Work.

(L) To the extent that Landlord has performed all or any part of Landlord’s 41st Floor Work using Landlord’s Contribution, Tenant, during the Term, shall not remove Landlord’s 41st Floor Work or such portion thereof (or Alterations that replace Landlord’s 41st Floor Work (or such portion thereof) unless Tenant replaces Landlord’s 41st Floor Work (or such portion thereof), or such Alterations, as the case may be, with Alterations that have a fair value that is equal to or greater than the portion of Landlord’s 41st Floor Work (it being understood that such Alterations that Tenant performs to replace Landlord’s 41st Floor Work (or such portion thereof), or such other Alterations, as the case may be, shall constitute the property of Landlord as contemplated by this Paragraph 6(L).

(M) Notwithstanding the provisions of Paragraph 2 hereof to the contrary, in the event that Substantial Completion of Landlord’s 41st Floor Work shall be delayed by reason of any Tenant Work Delays and/or items of Long Lead Work, then only for purposes of determining the date on which the 41st Floor Effective Date shall occur, (x) the Substantial Completion of Landlord’s 41st Floor Work shall be deemed to have occurred on the date it would have otherwise been Substantially Complete but for such Tenant Work Delays and/or such items of Long Lead Work and (y) the 41st Floor Effective Date shall be deemed to have occurred on the date the 41st Floor Effective Date would have otherwise occurred but for such Tenant Work Delays and/or such items of Long Lead Work, notwithstanding that Landlord has not yet delivered possession of the 41st Floor Premises to Tenant.

(N) Notwithstanding the provisions of Article 28 of the Lease to the contrary, any notices required to be given pursuant to this Paragraph 6 shall be deemed given if sent to Tenant via electronic mail to the attention of Tenant’s designated representative,                                          via electronic mail at                                         .

(O) Notwithstanding anything in the Lease to the contrary, Tenant shall not be obligated to pay for the first fifteen (15) hours of freight elevator service during Overtime Periods in connection with the performance of Landlord’s 41st Floor Work.

7. Liability of Landlord. The obligations of Landlord under the Lease, as amended by this Amendment, shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent Landlord) of its interest in the Building or the land upon which it is erected, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall thereafter be and hereby is entirely freed of all covenants and obligations of Landlord under the Lease, as amended by this Amendment. The members, partners, shareholders, directors, officers and principals, direct and indirect, of Landlord (collectively, the “Parties”) shall not be liable for the performance of Landlord’s obligations under the Lease, as amended by this Amendment. Tenant shall look solely to Landlord to enforce Landlord’s obligations and shall not seek any damages against any of the Parties. The liability of Landlord for Landlord’s obligations under the Lease, as amended by this Amendment, shall be limited to Landlord’s interest in the Building and the Land upon which the Building is erected, and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Parties in seeking either to enforce Landlord’s obligations under the Lease, as amended by this Amendment, or to satisfy a judgment for Landlord’s failure to perform such obligations.

8. Brokerage. Tenant represents and warrants to Landlord that it has not dealt with any broker, finder or like agent in connection with this Amendment other than Newmark Knight Frank (“Broker”). Tenant does hereby indemnify and hold Landlord harmless of and from any and all loss, costs, damage or expense (including, without limitation, attorneys’ fees and disbursements) incurred by Landlord by reason of any claim of or liability to any broker, finder or like agent (other than Broker and including, but not limited to, Grubb & Ellis and Insignia/ESG and each of their successors and affiliates) who shall claim to have dealt with Tenant in connection herewith. Landlord shall pay Broker a commission pursuant to the terms of a separate agreement between Landlord and Broker. The provisions of this Paragraph 8 shall survive the expiration or termination of the Lease, as amended by this Amendment.

9. Authorization. Tenant represents and warrants to Landlord that its execution and delivery of this Amendment has been duly authorized and that the person executing this Amendment on behalf of Tenant has been duly authorized to do so, and that no other action or approval is required with respect to this transaction.

10. Full Force and Effect of Lease. Except as modified by this Amendment, the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed.

11. Entire Agreement. The Lease, as amended by this Amendment, constitutes the entire understanding between the parties hereto with respect to the Premises thereunder and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

12. Enforceability. This Amendment shall not be binding upon or enforceable against either Landlord or Tenant unless, and until, Landlord and Tenant, each in its sole discretion, shall have executed and unconditionally delivered to the other an executed counterpart of this Amendment.

13. Counterparts. This Amendment may be executed in one or more counterparts each of which when taken together shall constitute but one original.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment of Lease as of the date first above written.

ONE PENN PLAZA LLC, Landlord

By: Vornado Realty L.P., as managing member

By: Vornado Realty Trust, its general partner

By: /s/ David R. Greenbaum
David R. Greenbaum President — New York Division

UIPATH, INC., Tenant

By:	/s/ Mihai Faur
Name: Mihai Faur
Title: CFO

UNIFORM FORM CERTIFICATE OF ACKNOWLEDGMENT

(Within New York State)

STATE OF NEW YORK            )

: ss.:

COUNTY OF NEW YORK        )

On the 17th     day of January    , in the year 2019, before me, the undersignedpersonally appeared MIHAI FAUR                 , personally known to me or proved to me onthe basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Julio Hernan Vera Notary Public

UNIFORM FORM CERTIFICATE OF ACKNOWLEDGMENT

(Outside of New York State)

STATE OF __________________          )

  : ss.:

COUNTY OF _______________            )

On the _____ day of ______________________, in the year 2018, before me, the undersigned, personally appeared _____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in ________________________ (Insert the city or other political subdivision and the state or country or other place the acknowledgment was taken.)

(Signature and office of individual taking acknowledgment)

Exhibit “A”

41st Floor Premises

90 Park Avenue

41st Floor

Exhibit “B”

21st Floor Option Space

90 Park Avenue

21st Floor

Exhibit “C”

Preliminary Space Plan

AutoCAD SHX Text
F

E DENOTES EXISTING

ACTUAL FURNITURE LAYOUT AND EXACT EXISTING OUTLETS LOCATION TO BE COORDINATED W/ FURNITURE VENDOR

*CONFIRM FIBER CONNECTION BETWEEN 20TH AND 41ST FLOOR

FOGARTY FINGER architecture | interiors

41ST FLOOR_RE-MOD-U1 PATH

SCALE: NTS

December 18, 2018

SK-181218

90 PARK AVENUE